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                                                                    Exhibit 4.26

                                                                  Execution Copy

         LETTER OF CREDIT FACILITY, REIMBURSEMENT AND SECURITY AGREEMENT

     This Letter of Credit Facility, Reimbursement and Security Agreement (this "Agreement") dated as of September 6, 2002 is made by and between Clean Harbors, Inc., a Massachusetts corporation (the "Applicant"), and Fleet National Bank (the "Bank").

     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

        (a) "Ableco" means Ableco Finance LLC, as agent for the Lenders under the Ableco Financing Agreement.

        (b) "Ableco Financing Agreement" means the Financing Agreement dated as of the date hereof among the Applicant, certain of the Applicant's subsidiaries, the lenders from time to time party thereto and Ableco, as the same may be amended, supplemented or otherwise modified from time to time.

        (c) "Availability Period" means the period from and including the Effective Date to but excluding the earlier of (x) the Commitment Termination Date, and (y) the date upon which the LC Commitment terminates pursuant to the terms hereof.

        (d) "Bank Charges" has the meaning ascribed thereto in Paragraph 13 below.

        (e) "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed.

        (f) "Collateral" means (i) the Collateral Account, and any and all cash, deposits, money, checks, drafts, wire transfers, funds and other amounts from time to time credited to or deposited or held in the Collateral Account, and
(ii) any and all interest, dividends, distributions and other income accruing on or payable in respect of the Collateral, and (iii) any and all proceeds of the foregoing.

        (g) "Collateral Account" means the high yield savings account #__________ (and any and all sub-accounts thereof, replacement accounts therefor and other accounts relating thereto) maintained by the Applicant at the Bank for the benefit of the Bank.

        (h) "Collateral Amount" means the value of the Collateral held in or credited to the Collateral Account.

        (i) "Commitment Termination Date" means March 31, 2003.

        (j) "Congress" means Congress Financial Corporation (New England), as agent for the lenders under the Congress Credit Agreement.


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        (k) "Congress Credit Agreement" means the Loan and Security Agreement dated as of September 6, 2002, by and among the Applicant and certain of its subsidiaries, the lenders thereunder, and Congress, as the Revolving Credit Agent, as the same may be replaced, renewed or refinanced from time to time.

        (l) "Control Agreement" means the Deposit Account Control and Intercreditor Agreement dated as of the date hereof among the Bank, the Applicant and Ableco substantially in the form of Exhibit A hereto.

        (m) "Credit Documents" means this Agreement, the Letters of Credit, the Control Agreement, and any other instruments or documents delivered or to be delivered from time to time pursuant to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with their respective terms.

        (n) "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        (o) "Effective Date" has the meaning ascribed thereto in Paragraph 19 below.

        (p) "Event of Default" has the meaning ascribed thereto in Paragraph 21 below.

        (q) "Fees" has the meaning ascribed thereto in Paragraph 13 below.

        (r) "LC Commitment" means the commitment of the Bank to issue Letters of Credit hereunder. The original maximum amount of the LC Commitment is equal to $100,000,000.

        (s) "LC Exposure" means, at any time, the sum of (x) 100% of the aggregate undrawn amount of all outstanding standby and documentary Letters of Credit issued by the Bank to or for the account of the Applicant at such time at such time plus (y) the aggregate amount of all LC Disbursements made by the Bank in respect of Letters of Credit issued by the Bank to or for the account of the Pledgor that have not yet been reimbursed by or on behalf of the Applicant at such time.

        (t) "LC Disbursement" has the meaning ascribed thereto in Paragraph 5 below.

        (u) "Letter of Credit" has the meaning ascribed thereto in Paragraph 2 below.

        (v) "LIBOR" means the rate specified by the Bank from time to time as the applicable London interbank offered rate ("LIBOR") for U.S. dollar deposits in the London interbank market with a maturity of 30 days from the date of deposit.

        (w) "Material Adverse Effect" means, in respect of any entity, a material adverse effect on such entity's business, properties or financial condition.

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        (x) "Material Indebtedness" means the indebtedness of the Applicant to
Congress under the Congress Credit Agreement, the indebtedness of the Applicant to Ableco under the Ableco Financing Agreement, and any other indebtedness of the Applicant (other than the Letters of Credit) in an aggregate principal amount exceeding $100,000.

        (y) "Maturity Date" means September 9, 2005.

        (z) "Obligations" means any and all of the Applicant's debts, obligations and liabilities under the Credit Documents, whether direct or indirect, liquidated or unliquidated, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, the Applicant's obligation to immediately reimburse the Bank for all LC Disbursements, and all Fees, Bank Charges, interest (including interest that accrues after the commencement of any proceeding in respect of any partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving the Applicant or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshalling of the Applicant's assets or liabilities and other costs and expenses as provided hereunder), expenses, indemnification obligations, and other amounts from time to time owing from the Applicant to the Bank.

     2. Commitment to Issue Letters of Credit; Letters of Credit Outstanding at Expiration of Availability Period. Subject to the terms and conditions of this Agreement, the Bank agrees to issue for the account of the Applicant, from time to time during the Availability Period, one or more standby or documentary letters of credit (each, a "Letter of Credit") in an aggregate undrawn amount that will not result in (a) the LC Exposure exceeding the LC Commitment at such time or (b) (i) the product of (x) one hundred three percent (103%) multiplied by (y) the LC Exposure exceeding (ii) the Collateral Amount at such time. Upon expiration of the Availability Period, the Borrower shall have no right to request the issuance of, and the Bank shall have no obligation to issue any additional Letters of Credit hereunder. Any Letters of Credit outstanding at the expiration of the Availability Period shall remain outstanding until the respective stated expiration dates thereof; provided that such outstanding Letters of Credit may be amended, renewed or extended subject to the terms and conditions contained in this Agreement, and provided further that the face amount of any such Letter of Credit may not be increased in connection with any such amendment, renewal or extension, and no such Letter of Credit may be amended, renewed or extended after the occurrence and during the continuance of an Event of Default.

     3. Requests for Issuance of Letters of Credit. To request the issuance of a Letter of Credit (or the amendment, renewal, or extension of an outstanding Letter of Credit) hereunder, the Applicant shall submit to FCC by electronic or facsimile transmission (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a duly completed letter of credit application on the Bank's standard form. Subject to the terms and conditions hereof, the Bank shall issue (or amend, renew or extend) a Letter of Credit in the name of the Applicant in conformity with such application. During the Availability Period, a Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Applicant shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (a) the LC Exposure shall not exceed the LC Commitment at such time and (b) (i) the product of (x) one hundred three

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percent (103%) multiplied by (y) the LC Exposure not exceed (ii) the Collateral
Amount at such time. After expiration of the Availability Period, a Letter of Credit shall be amended, renewed or extended only if (and upon amendment, renewal or extension of each Letter of Credit, the Applicant shall be deemed to represent and warrant that), after giving effect to such amendment, renewal or extension, the product of (A) one hundred three percent (103%) multiplied by (B) the LC Exposure shall not exceed the Collateral Amount at such time. Each request for a Letter of Credit hereunder shall be irrevocable. Each Letter of Credit issued hereunder shall be in such form and shall contain such terms, conditions and provisions as the Bank, in its reasonable discretion, may elect.

     4. Expiration Date. Unless otherwise agreed by the Bank from time to time, each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business on the earlier of (a) the date 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary Letters of Credit, after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension (including any "evergreen" or automatic renewal or extension) of any standby Letter of Credit, 365 days after such renewal or extension) and (b) the Maturity Date. No Letter of Credit may be extended beyond the Maturity Date.

     5. Reimbursement. The Applicant agrees to immediately reimburse the Bank for the full amount of any and all disbursements or payments related to each Letter of Credit, including, without limitation, any and all drawings made thereunder (each, an "LC Disbursement") by paying to the Bank an amount equal to such LC Disbursement not later than (i) 1:00 p.m., Boston, Massachusetts time, on the Business day that the Applicant receives notice of such LC Disbursement, if such notice is received prior to 11:00 a.m., Boston, Massachusetts time, or
(ii) the Business day immediately following the day that the Applicant receives such notice, if such notice is not received prior to such time. To the extent that sufficient funds are available in the Collateral Account at the time any LC Disbursement becomes due and payable, payment of the Applicant's reimbursement obligations in respect of such LC Disbursement shall be effected though an automatic withdrawal of an amount equal to such LC Disbursement from the Collateral Account, and the Applicant hereby irrevocably authorizes and directs the Bank to take any and all action necessary to effectuate such withdrawal. If, when applied to any LC Disbursement, the funds in the Collateral Account prove insufficient to satisfy in full the Applicant's reimbursement obligations in respect of such LC Disbursement, the Applicant shall immediately upon demand pay to the Bank an amount equal to the amount by which such LC Disbursement exceeded the amount available in the Collateral Account; provided that such obligation shall become effective immediately, without demand or other notice of any kind, if an Event of Default described in clauses (e) or (f) of Paragraph 21 below shall have occurred and be continuing. Any LC Disbursement remaining unpaid after demand therefor (or during continuance of an Event of Default described in clauses (e) or (f) of Paragraph 21 below) shall accrue interest, from and including the date on which such LC Disbursement arose through, but excluding, the date on which such LC Disbursement is paid in full in cash, at a rate per annum equal to LIBOR plus one half of one percent (.50%). The Applicant hereby irrevocably waives the right to direct the application of any and all payments in respect of LC Disbursements received from or on behalf of the Applicant, and the Applicant hereby irrevocably agrees that the Bank shall have the continuing exclusive right to apply any and all such payments as the Bank may deem advisable.

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     6. Obligations Absolute. The obligation of the Applicant to reimburse the
Bank for payments made with respect to any Letter of Credit shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest, or other formalities. Such obligations of the Applicant shall be paid strictly in accordance with the terms hereof under all circumstances, including the following circumstances:

        (a) any lack of validity of enforceability of this Agreement, any Letter of Credit, any other Credit Document or any term or provision contained in any thereof;

        (b) the existence of any claim, set-off, defense or other right which Applicant may at any time have against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Bank or any other person, whether in connection with this Agreement, any Letter of Credit, or any transaction in connection with any Letter of Credit (including any underlying transaction between the Applicant and the beneficiary for which the Letter of Credit was procured);

        (c) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

        (d) payment by the Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which substantially complies, but does not strictly comply, with the terms of such Letter of Credit;

        (e) the fact that an Event of Default shall have occurred and be continuing; or

        (f) any other event, circumstances or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Paragraph 6, constitute a legal or equitable discharge of the Applicant's obligations hereunder.

     7. Applicant's Assumption of Risk. As between the Bank and the Applicant, the Applicant assumes all risks relating to the acts and omissions of, or the misuse of any Letter of Credit by, the beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, the Bank shall not be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if such document shall prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity, efficacy or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights and benefits thereunder or the proceeds thereof, in whole or in part; (c) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or of the proceeds thereof; (g) for the use of the proceeds of any drawing under any Letter of Credit; and (h) for any consequences arising from causes beyond the control of the Bank. None of the above shall

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affect, impair or prevent the vesting of any of the rights or powers of the Bank hereunder. Nothing contained herein shall be deemed to limit any waiver, covenants or indemnities made by the Applicant in favor of the Bank in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between the Applicant and the Bank.

     8. Indemnity Relating to Letters of Credit. In addition to any and all amounts payable as elsewhere provided in this Agreement, the Applicant hereby agrees to pay and to protect, indemnify, and the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which either of such parties may incur or be subject to as a consequence, direct or indirect, of (A) the issuance (or amendment, renewal or extension) of any Letter of Credit or the use of the proceeds thereof, or (B) the failure of the Bank to honor a demand for payment under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, or as a result of any present or future de jure or de facto government, in each case other than to the extent any such claims, demand, liability, damages, losses, costs charges or expenses are solely the result of the gross negligence or willful misconduct of the Bank (as determined by a court of competent jurisdiction by final and non-appealable judgment).

     9. Governing Law, Etc., of Letters of Credit. All Letters of Credit issued hereunder shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 ("UCP") (and any subsequent amendments or revisions thereof) or the International Standby Practices ("ISP") International Chamber of Commerce, Publication No. 590 (and any subsequent amendments and revisions thereof), as applicable, and as to matters not governed by UCP or ISP, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and applicable U.S. Federal law.

     10. Expiration of Commitment. Unless previously terminated, the LC Commitment shall expire at the close of business on the Commitment Termination Date.

     11. Permitted Uses. The Letters of Credit will be used only for general corporate and working capital purposes of the Applicant.

     12. Security.

        (a) As security for the full payment, performance and discharge of the Obligations, the Applicant hereby delivers and pledges to the Bank and grants to the Bank a first priority lien upon and continuing security interest in the Collateral. To the extent the Bank receives payment on account of the Obligations, which payment is thereafter set aside or required to be repaid by the Bank in whole or in part, then, to the extent of any sum not finally retained by the Bank (regardless of whether such sum is recovered from the Bank by the Applicant, or the Applicant's estate or trustee or any party acting for, on behalf of or through the Applicant as the Applicant's representative), the Obligations shall be reinstated and the lien and security interest created hereby shall remain in full force and effect (or be reinstated) until the Applicant shall have made payment to the Bank, which payment shall be due on demand.

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        (b) Except for the security interest created hereunder (and the subordinated second priority security interest granted by the Applicant in favor of Ableco), the Applicant is the owner of the Collateral free from any lien or security interest. The Applicant agrees not to grant any lien on or security interest in, or permit the existence of any lien on or security interest in, the Collateral Account or any of the other Collateral (except in favor of the Bank, and except for the subordinated second priority security interest in favor of Ableco).

        (c) The Applicant will promptly execute and deliver to the Bank such financing statements, certificates and other documents or instruments as may be necessary to enable the Bank to perfect, protect or from time to time renew the security interest granted hereby, including, without limitation, such financing statements, control agreements, certificates and other documents as may be necessary to perfect a security interest in any additional Collateral hereafter acquired by the Applicant or in any replacements or proceeds thereof. The Applicant authorizes the Bank to file and refile (at the Applicant's expense) such financing statements, continuation statements and other documents (including, without limitation, this Agreement) in such offices as the Bank may reasonably deem necessary or appropriate in order to perfect and preserve the rights and interests granted to the Bank hereunder, and agrees that it will join with the Bank in executing any such financing statements, continuation statements or other documents as the Bank may reasonably deem necessary. The Applicant authorizes and appoints the Bank, in case of need, to execute such financing statements, assignments, certificates and other documents pertaining to the Bank's security interest in the Collateral in its stead if the Applicant fails to so execute such documents, with full power of substitution, as the Applicant's attorney in fact.

        (d) Provided no Default or Event of Default shall have occurred or be continuing or shall arise therefrom, unless Ableco has notified the Bank that an event of default has occurred and is continuing under the Ableco Financing Agreement, on the fifteenth day of each calendar month (or, if such day is not a Business Day, on the next succeeding Business Day), commencing on October 15, 2002, the Bank shall withdraw from the Collateral Account the aggregate amount of interest that has accrued on the funds on deposit in the Collateral Account during the prior month and shall transfer such interest to the Applicant in accordance with the wire instructions of the Applicant set forth on Schedule I hereto (whereupon such interest shall no longer be subject to the security interest granted to the Bank hereunder). Upon any such disbursement, the Applicant shall be deemed to have represented to the Bank that both immediately before and immediately after giving effect to such disbursement, no Default or Event of Default shall have occurred and be continuing.

        (e) Provided no Default or Event of Default shall have occurred or be continuing or shall arise therefrom, from time to time (but not more frequently than once in any calendar month) after the earlier of (i) 3 Business Days after the last day of the Availability Period and (ii ) the Commitment Termination Date, upon the written request of Ableco, the Bank shall withdraw from the Collateral Account the amount, if any, by which (x) the aggregate amount of funds on deposit in the Collateral Account (exclusive of interest amounts referred to in clause (d) above) exceeds (y) the product of (A) one hundred three percent (103%) multiplied by (B) the LC Exposure at such time, and shall transfer such excess amount to Ableco in accordance with the wire transfer instructions of Ableco set forth on Schedule I hereto to be applied by Ableco against the Applicant's obligations to Ableco (whereupon such excess amount

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shall no longer be subject to the security interest granted to the Bank hereunder). Upon any such disbursement, the Applicant shall be deemed to have represented to the Bank both immediately before and immediately after giving effect to such disbursement no Default or Event of Default shall have occurred and be continuing.

        (f) The Applicant shall have no right to request or receive disbursements from the Collateral Account, except as provided in clauses (d) and
(e) of this Paragraph 12. The Applicant hereby irrevocably authorizes and directs the Bank to make the transfers described in clauses (d) and (e) of this Paragraph 12, and hereby agrees that in no event shall the Bank be liable or obligated to the Applicant for any transfer made in accordance with such clauses, or for any failure by the Bank to make any such transfer if the Bank, in its reasonable determination, believes that a Default or Event of Default has occurred and is continuing under this Agreement or the Credit Documents, or that such transfer may expose the Bank to any obligation, liability or expense (other than any administrative costs and expenses related to or incurred in connection with the transfers described in clauses (d) and (e) of this Paragraph 12).

        (g) All items of income, if any, including dividends, interest and other income, gain, expense and loss on the Collateral shall be reported by the Bank in the name and tax identification of the Applicant. (h) The Applicant acknowledges and agrees that, regardless of the adequacy of the Collateral or any other security for the Obligations, the Bank may withdraw from the Collateral Account at any time and from time to time (whether before or after the occurrence of an Event of Default) and apply such funds as may be necessary
(i) to reimburse the Bank for any drawing made on any Letter of Credit, and (ii) to cover any fees, costs, expenses (including reasonable attorney's fees) and other amounts for which the Applicant may from time to time be liable to the Bank.

        (i) In addition to the Bank's rights under the foregoing clause (h), upon the occurrence and during the continuance of any Event of Default, the Bank shall have the right at any time and from time to time without the necessity of making demand upon or giving notice to the Applicant (i) to withdraw funds from the Collateral Account and apply such funds to the repayment of the then unpaid amount of all Obligations, (ii) to set-off the funds in the Collateral Account and any deposits or other sums at any time credited thereto against the Obligations, and (iii) to exercise any and all rights and remedies of a secured party under the Uniform Commercial Code (as in effect in Massachusetts), including, without limitation, the rights of a secured party under Section 9-607 of the Uniform Commercial Code. The Applicant hereby waives presentment, demand, notice, protest and all other demands and notices in connection with this Agreement or the enforcement of the Bank's rights hereunder or in connection with any of the Obligations.

        (j) In the event that the Bank elects to exercise any of its remedies with respect to the Collateral following an Event of Default, the Bank shall apply the proceeds of the Collateral as follows: (i) first, to the payment of any and all fees, costs and expenses incurred by the Bank in exercising its rights (including, without limitation, reasonable attorney's fees), and (ii) second, to the repayment of any and all Obligations then due and payable, and
(iii) third, to the extent any Obligations have yet to mature or become due and payable at the time the Bank

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exercises its rights with respect to the Collateral, the Bank shall hold such proceeds as collateral for, and shall apply such proceeds to, the repayment of any remaining Obligations as and when the same shall become due and payable. In the event the proceeds of the Collateral are insufficient to pay all of the Obligations in full, the Applicant shall be liable for the deficiency, together with interest thereon at a rate per annum equal to LIBOR plus one half of one percent (.50%), and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements.

        (k) If, following the repayment of all of the Applicant's Obligations, the termination and/or expiration of all Letters of Credit issued hereunder, and the termination of the LC Commitment, there shall remain any surplus Collateral in the Collateral Account, such surplus shall be paid to the Applicant (or to any person or party lawfully entitled thereto (including, if applicable, Ableco or any other subordinated creditor of the Applicant). In exercising any rights with respect to the Collateral, so long as the Bank acts in a commercially reasonable manner, the Bank may proceed in any manner which the Bank, in its sole discretion, shall elect, without in any way incurring any liability or obligations to the Applicant.

     13. Fees and Charges. The Applicant agrees to pay the Bank's customary commissions, discounts, interest, charges, fees or expenses (collectively, "Bank Charges") in connection with the issuance, amendment, extension or renewal of any Letter of Credit and any drawings thereunder. Bank Charges shall be payable monthly in arrears, on the first day of each month and on the Maturity Date. The Applicant further agrees to pay to the Bank, as compensation for issuing the Letters of Credit hereunder and for all services which the Bank may render hereunder, a per annum letter of credit fee equal in amount to three tenths of one percent (.30%) multiplied by the face amount of all outstanding Letters of Credit ("Fees"). Such Fees shall be payable quarterly in advance, on the first day of each calendar quarter and on the Maturity Date. Fees and Bank Charges paid shall not be refundable under any circumstances, absent manifest error in the determination thereof. Bank Charges and Fees which are not paid when due shall accrue interest at a rate per annum equal to LIBOR plus one half of one percent (.50%) from the due date through the date of payment and shall be payable on demand. In the event that any Bank Charges and Fees are not paid when due, the Bank may, at its own election, effect payment of such Bank Charges and/or Fees and any interest due thereon by withdrawing an amount equal thereto from the Collateral Account, and the Applicant hereby irrevocably authorizes and directs the Bank to take any and all action necessary to effectuate such withdrawal.

     14. General Indemnification. The Applicant agrees to pay all costs and expenses (including the reasonable fees and disbursements of counsel) incurred by the Bank in connection with the creation and enforcement of this Agreement and the other Credit Documents and the collection of all amounts payable hereunder and thereunder. All costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Bank (a) in all efforts made to enforce payment of any of the Obligations or effect collection of any Collateral, (b) in connection with the entering into, any modification, amendment, administration and enforcement of this Agreement or any other Credit Document, in connection with any issuance, amendment, extension or renewal of any Letter of Credit issued hereunder, in connection with any consents or waivers hereunder and in connection with any related agreements, documents and instruments, (c) in instituting, maintaining, preserving, enforcing and foreclosing on the

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Bank's security interest in or lien on any of the Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to the transactions of the Bank with the Applicant, and (e) in connection with any advice given to the Bank with respect to its rights and obligations under this Agreement, the Letters of Credit or any other Credit Documents, shall all be part of the Obligations secured by the Collateral. The Applicant shall indemnify the Bank and its officers, directors, affiliates, employees and agents (which indemnity shall survive the termination of this Agreement) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against any such indemnified party in any litigation, proceeding or investigation (including any limitation, any proceeding or investigation arising out of any environmental laws) instituted or conducted by any governmental agency or instrumentality or any other person or entity in connection with any Letter of Credit, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or any other Credit Document, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such indemnified party (as determined by a court of competent jurisdiction by final and non-appealable judgment).

     15. Taxes. Each payment hereunder shall be made free and clear of, and without deduction or withholding for, any taxes, duties, levies, imposts or other charges of a similar nature other than taxes on overall net income or receipts and franchise taxes (imposed in lieu of net income taxes) ("Taxes"), except as required by law, and in the event that any deduction or withholding for Taxes shall be so required, the Applicant shall pay such additional amounts as may be necessary so that the net amount of such payment, after reduction by the amount of such Taxes, is equal to the amount that the Applicant is obligated to pay absent the requirement to deduct such Taxes.

     16. Representations and Warranties. The Applicant hereby represents and warrants to the Bank that: (a) it is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Massachusetts; (b) its execution , delivery and performance of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene any material law, regulation or order or its Articles of Organization or By-Laws or any material agreement binding upon it or its assets (including, without limitation any agreement relating to Material Indebtedness); (c) this Agreement is its legal, valid and binding obligation enforceable against it in accordance with its terms; (d) no authorization, consent, approval or license from, or filing or registration with any court, governmental authority or public office is necessary in connection with the execution, delivery and performance of this Agreement, except such as have been obtained and are in full force and effect; and (e) there are no pending or threatened actions, suits or proceedings against or affecting it before any arbitrator, court commission or other governmental authority, which, individually or in the aggregate would, if adversely determined, have a Material Adverse Effect on it.

     17. Solvency. The Applicant further represents and warrants to the Bank that as of the Effective Date and after giving effect to the issuance of the initial Letters of Credit hereunder: (a) the aggregate value of all properties of the Applicant at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Applicant; (b) the Applicant does not and will not, on a consolidated basis, have an unreasonably small capital with which to conduct the Applicant's business operations as heretofore conducted; and (c) the Applicant has and will continue to have in the foreseeable future, on a consolidated basis, sufficient cash flow to enable the Applicant to pay the Applicant's debts as they mature.

     18. Covenants. The Applicant covenants and agrees with the Bank that: (a) the Applicant will maintain cash or other Collateral at all times in the Collateral Account in an amount equal to or greater than the product of (i) one hundred three percent (103%) multiplied by (ii) the LC Exposure, and that, if at any time the product of (x) one hundred three percent (103%) multiplied by (y) the LC Exposure exceeds the Collateral Amount, the Applicant will immediately upon demand by the Bank, deposit or cause to be deposited in the Collateral Account an amount of cash at least equal to the amount of such excess; (b) the Applicant will deliver to the Bank, as soon as available and in any event within 30 days (or, for the months of September through December of 2002, 45 days) after the end of each month, (i) consolidated statements of the Applicant's operations and cash flows for such month and for the period from the beginning of the respective fiscal year to the end of such month, and the related consolidated balance sheets of the Applicant as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, and (ii) a certificate of a financial officer of the Applicant, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the financial condition and results of operations of the Applicant, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes); (c) the Applicant will deliver to the Bank, promptly following any request therefor, such other information regarding the Applicant's operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Bank may reasonably request; and (d) the Applicant will deliver to the Bank prompt written notice of (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any Default or Event of Default under the Ableco Financing Agreement and/or under the Congress Credit Agreement, and (iii) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect on the Applicant.

     19. Conditions to Effectiveness. The obligation of the Bank to issue the initial Letter of Credit hereunder, shall not become effective until the date (the "Effective Date") on which each of the following conditions is satisfied (or waived in accordance with Paragraph 27 below):

        (a) the Bank shall have received from each party hereto (i) a counterpart of this Agreement executed by such party or (ii) written evidence satisfactory to the Bank that such party has executed a counterpart hereof;

        (b) the Applicant shall have delivered or caused to be delivered to the Bank for deposit in the Collateral Account, cash in an amount not less than $41,000,000;

        (c) the Bank shall have received such documents and certificates as the Bank or its special counsel, Palmer & Dodge LLP ("Special Counsel") may reasonably request relating to the Applicant's organization, existence and good standing, the authorization of this Agreement and requests for Letters of Credit to be issued hereunder, and any other legal matters relating to the Applicant or this Agreement, the Letters of Credit or the other Credit Documents, all in form and substance reasonably satisfactory to the Bank and Special Counsel;

        (d) the Bank shall have received evidence satisfactory to the Bank and Special Counsel that the Applicant shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the Bank's opinion or the opinion of Special Counsel, desirable in order to create in the Bank's favor, and for the Bank's benefit, a valid and perfected first priority security interest in the Collateral;

        (e) the Bank shall have received from each party thereto (i) a counterpart of a Control Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Bank that such party has signed a counterpart thereof;

        (f) the Bank shall have received a favorable written opinion (addressed to the Bank and dated the Effective Date) of Davis, Malm & D'Agostine, P.C., counsel to the Applicant, substantially in the form of Exhibit B annexed hereto and covering such matters relating to the Applicant and this Agreement as the Bank shall reasonably request (and the Applicant hereby requests such counsel to deliver such opinion);

        (g) the Bank shall have received a certificate, dated as of the Effective Date and signed by a financial officer of the Applicant, confirming compliance with the conditions set forth in clauses (a) and (b) of Paragraph 20 below;

        (h) the Bank shall have received from the Applicant certified copies of the Congress Credit Agreement and the Ableco Financing Agreement;

        (i) there shall have occurred no material adverse change (in the Bank's reasonable opinion) in the Applicant's business, properties or financial condition;

        (j) the Bank shall have received all fees and other amounts due and payable to the Bank and Special Counsel at or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Applicant hereunder; and

        (k) the Bank shall have received all such other documents as the Bank or Special Counsel shall have reasonably requested (including, without limitation, any corporate authority, indemnification or letter of credit application required by the Bank in connection with the issuance of Letters of Credit or the opening or maintenance of the Collateral Account and the investment of funds therein) and the same shall be reasonably satisfactory to each of the Bank and Special Counsel.

     20. Conditions to Each Letter of Credit. The obligation of the Bank to issue, amend, renew or extend any Letter of Credit hereunder is subject in each case to the satisfaction of the following conditions:

        (a) The Applicant's representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be or have been true and correct as of such specific date).

        (b) On and as of the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto, no Default or Event of Default under this Agreement shall have occurred and be continuing.

        (c) In the case of the issuance, amendment, renewal or extension of any Letter of Credit during the Availability Period, after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment at such time and (ii) (x) the product of (A) one hundred three percent (103%) multiplied by (B) the LC Exposure shall not exceed (y) the Collateral Amount at such time.

        (d) In the case of the amendment, renewal or extension of any Letter of Credit after the Availability Period, after giving effect to such amendment, renewal or extension, the product of (i) one hundred three percent (103%) multiplied by (ii) the LC Exposure shall not exceed the Collateral Amount at such time.

     21. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

        (a) the Applicant (i) fails to make any payment of amounts owing in respect of any LC Disbursement as the same become due, (ii) fails to pay any interest, Bank Charges or Fees due hereunder within three (3) days following demand by the Bank therefor (which may be made by facsimile or by e-mail), or
(iii) fails to reimburse or make payment to the Bank for any other cost or expense reimbursable or payable hereunder within five (5) days following demand by the Bank for such reimbursement or payment (which demand may be made by facsimile or by e-mail);

        (b) any representation or warranty in this Agreement, any other Credit Document, or any written statement, report, financial statement, document, opinion, or certificate made or delivered to the Bank by the Applicant is untrue or incorrect in any material respect as of the date when made or deemed made;


        (c) the Applicant fails or neglects to perform, keep or observe any covenant provision or agreement contained in clauses (a),(b) or (d) of Paragraph 18;

        (d) the Applicant fails or neglects to perform, keep or observe any covenant, provision or agreement contained in this Agreement (other than any provision embodied in or covered by clauses (a), (b), or (c) of this Paragraph
21) and the same shall remain unremedied for thirty (30) consecutive days after the earlier of (i) actual knowledge thereof by any officer of the Applicant or (y) notice thereof from the Bank to the Applicant;

          (e) (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of the Applicant or any of the Applicant's subsidiaries or any of their respective debts, or of any substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Applicant or any subsidiary of the Applicant or for any substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, or (ii) the Collateral shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of the creditors of the Applicant or any subsidiary of the Applicant;

          (f) the Applicant or any subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Paragraph, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or any substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

          (g) the Applicant shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto, or any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

          (h) any of the following shall occur: (i) the liens created hereunder or under any document or instrument executed in connection herewith shall at any time (other than by reason of the relinquishment by the Bank of such lien) cease in any material respect to constitute valid and perfected liens on the Collateral intended to be covered thereby, (ii) the enforceability of any Credit Document shall be contested by the Applicant; (iii) Ableco shall assert any claim against the Bank or contest the validity or priority of the Bank's lien on the Collateral; or (iv) any default or event of default shall occur under the Congress Credit Agreement or the Ableco Financing Agreement; or

          (i) a final judgment or judgments for the payment of money (i) in excess of $250,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or (i) in excess of $1,000,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Applicant or any subsidiary thereof and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Applicant or such subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

If any Event of Default shall have occurred and be continuing, the Bank may (i) terminate the LC Commitment hereunder, and thereupon the LC Commitment shall terminate immediately, (ii) declare any or all of the Obligations to be immediately due and payable and the same shall become due and payable immediately without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Applicant; (iii) exercise any and all rights and remedies provided to the Bank under this Agreement or any other Credit Document; and/or (iv) exercise any and all rights and remedies available to the Bank under the Uniform Commercial Code and/or at law or in equity, provided, however, that upon the occurrence of any Event of Default specified in clauses (e) and (f) above, all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Applicant. All rights and remedies afforded to the Bank by reason of this Agreement are separate and cumulative, and the exercise or failure to exercise any such right or remedy shall not be deemed to exclude, limit or prejudice the exercise of any other right or remedy available to the Bank.

     22. General Right of Set-Off. If a Default or Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, without notice to or consent by the Applicant, to the fullest extent permitted by law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, and including, without limitation, the Collateral in the Collateral Account) at any time held and other indebtedness at any time owing by the Bank, as the case may be, to or for the credit or the account of the Applicant against any of and all the Obligations, irrespective of whether or not the Bank shall have made any demand under this Agreement or any other Credit Document and although such Obligations may be unmatured. The rights of the Bank under this Paragraph 22 are in addition to any other rights and remedies (including other rights of setoff) available to the Bank under this Agreement, at law or in equity.

     23. Notices. Any notice or communication required to be delivered under this Agreement or any other Credit Document shall be in writing and, unless otherwise provided herein, shall be sent by registered or certified U.S. mail (postage prepaid and return receipt requested), by a reliable hand-delivery or overnight courier service or by telecopier, to be confirmed immediately by sending the original documentation by registered or certified U.S. mail or by a reliable hand-delivery or overnight courier service. All notices shall be delivered or otherwise conveyed to the parties at their respective addresses and telephone and telecopier members as follows:

          (a) if to Applicant, to Clean Harbors, Inc., 1501 Washington Street, Braintree, Massachusetts 02185-9048, Attention: Stephen Moynihan (Fax no. (781) 849-4472), with a copy to Davis, Malm & D'Agostine, P.C., One Boston Place, 37/th/ Floor, Boston, Massachusetts 02108, Attention: C. Michael Malm, Esq. (Fax no. (617) 367-2500);

          (b) if to the Bank, to Fleet National Bank, c/o Fleet Capital Corporation, One Federal Street, Mail Stop: MA DE 10307X, Boston, Massachusetts 02110, Attention: Mark Schafer (Fax no. (617) 654-1167), with copies to Fleet National Bank, 400 Galleria Parkway, Suite 1950, Atlanta, Georgia 30339,
Attention: Account Administration Manager (Fax no. (770) 859-2480), and Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: David Ruediger, Esq. (Fax no. (617) 227-4420); or

          (c) to such other addresses and telephone and facsimile numbers as any party shall designate to the other parties in writing.

     24. Assignment. The rights of the Bank hereunder, shall inure to the benefit of their respective successors and assigns. The Bank may, without consent of the Applicant, assign this Agreement in whole or in part or grant participations in their respective interests hereunder. The Applicant may not assign the Applicant's interests hereunder without the prior written consent of the Bank.

     25. LC Account. The Bank shall maintain an account (the "LC Account") on the Bank's books to record (a) all Letters of Credit, (b) LC Disbursements, and
(c) all payments made by the Applicant. All entries in the LC Account shall be made in accordance with the Bank's customary accounting practices as in effect from time to time. The entries in the LC Account, as recorded on the Bank's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing or outstanding to the Bank by the Applicant; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Applicant's duty to pay LC Disbursements.

     26. GOVERNING LAW; WAIVER OF JURY TRIAL; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS. EACH OF THE UNDERSIGNED WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE THIS PROVISIONS OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR AGREEMENT. THE APPLICANT SUBMITS, IN ANY LEGAL ACTION RELATED HERETO, TO THE NONEXCLUSIVE JURISDICTION OF STATE AND FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS AND WAIVES ANY OBJECTION THE APPLICANT MAY HAVE AS TO THE BRINGING OR MAINTAINING OF ANY SUCH ACTION WITH ANY SUCH COURT.

     27. Amendment; Waiver. Any provision of this Agreement or any other document related hereto may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Applicant and the Bank. Neither any delay nor any omission by the Bank to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right, power or remedy. This Agreement cannot be changed or terminated orally.

     28. Entire Agreement; Conflicts. This Agreement contains the parties' sole and entire understanding and agreement with respect to its entire subject matter, and all prior negotiations, discussions, commitments, agreements and understandings heretofore had between the parties with respect thereto are hereby merged herein. In the event of any conflict between the terms hereof and the terms contained in any application for a Letter of Credit, the terms hereof shall govern.

     29. Counterparts. This Agreement may be executed in two or more counterparts which, when taken together, shall constitute one complete document. Any party to this Agreement may execute this Agreement by facsimile transmission.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                              CLEAN HARBORS, INC.


                                              By: /s/ Stephen Moynihan
                                                  ---------------------------
                                              Name:  Stephen Moynihan
                                              Title: Senior Vice President


                                              FLEET NATIONAL BANK


                                              By: /s/ Mark B. Schafer
                                                  ---------------------------
                                              Name:  Mark B. Schafer
                                              Title: Vice President